EXHIBIT 99.1

Chemung Financial Corporation Reports Annual Net Income of $19.3 million, or $4.01 per Share, and Fourth Quarter 2020 Net Income of $5.2 million, or $1.11 per Share

ELMIRA, N.Y., Jan. 22, 2021 (GLOBE NEWSWIRE) -- Chemung Financial Corporation (the “Corporation”) (Nasdaq: CHMG), the parent company of Chemung Canal Trust Company (the “Bank”), today reported net income of $19.3 million, or $4.01 per share, for the year ended December 31, 2020, compared to $15.6 million, or $3.21 per share, for the year ended December 31, 2019. Net income was $5.2 million, or $1.11 per share, for the fourth quarter of 2020, compared to $4.2 million, or $0.87 per share, for the fourth quarter of 2019.

"The year 2020 was certainly an extraordinary and challenging year for our employees, our communities and our country. COVID-19 fundamentally altered both business and social practices across the globe, and we reacted and adapted quickly. Although the coronavirus altered how our Company conducted business, we were confident that our strong financial position, our community focus and our strong culture would help us through the difficult times. Due to the hard work of so many, I am proud to report earnings of $1.11 per share for the fourth quarter of 2020, and $4.01 per share for the fiscal year 2020," said Anders M. Tomson, President and CEO of Chemung Canal Trust Company. “As we look to 2021, our business, along with so many others, will remain disrupted by the pandemic. We are once again supporting local businesses through our continued participation in the Paycheck Protection Program, and we look ahead with optimism as we enter the Western New York market and continue to focus on expense management and non-interest income opportunities,” Tomson added.

Fourth Quarter Highlights1:

  Fourth quarter earnings per share grew to $1.11 per share as of December 31, 2020 versus $0.87 per share as of December 31, 2019

  Total shareholders’ equity increased $17.1 million, or 9.35% from December 31, 2019

  Tangible book value per share increased from $32.74 to $37.83, or 15.5% from December 31, 2019 2

  Loans, net of deferred fees, increased $227.2 million, including $150.9 million of Payroll Protection Program (PPP) loans, or 17.36% from December 31, 2019

  Non-performing loans decreased from $18.0 million as of December 31, 2019 to $10.0 million as of December 31, 2020, 0.65% of total loans.

1 Balance sheet comparisons are calculated as of December 31, 2020 versus December 31, 2019.
2 See GAAP to Non-GAAP Reconciliations, included within.

2020 vs 2019

Net Interest Income:
Net interest income for the year ended December 31, 2020 totaled $62.9 million compared with $60.6 million for the prior year, an increase of $2.3 million, or 3.8%. The increase was primarily due to increases of $0.8 million in interest income on loans, including fees, and $0.7 million in interest and dividend income on taxable securities, and a decrease of $2.3 million in total interest expense, offset by a decrease of $1.5 million in interest income on interest-earning deposits.

The increase in interest income on loans was due primarily to an increase of $1.7 million in interest income on commercial loans primarily attributable to a $157.8 million increase in average balances on commercial loans and the recognition of $3.8 million of PPP loan fees, partially offset by a decrease in average commercial portfolio yield due to a decrease in interest rates. Interest income on mortgage loans increased $0.9 million primarily due to an increase of $28.2 million in average balances on mortgage loans, partially offset by a decrease in average portfolio yield due to a decrease in interest rates. These increases were offset by a decrease of $1.8 million in interest income on consumer loans which can be attributed to both decreases in average balances and average portfolio yield on consumer loans. The increase in interest and dividend income on taxable securities was due primarily to an increase in average invested balances of $77.7 million, partially offset by a decrease in average interest rates. The decrease in interest on interest-earning deposits was due primarily to the sharp drop in interest rates on overnight deposits with the average yield on interest-earning deposits declining from 2.26% in 2019 to 0.54% in 2020, offset by a $38.9 million increase in average balances on interest-earning deposits. The decrease in interest expense on deposits was due primarily to the decreases in average rates paid on interest-bearing checking, savings and money market products in response to the Federal Reserve's 50 and 100 basis points drop on overnight rates in March, 2020.

Fully taxable equivalent net interest margin was 3.25% for the year ended December 31, 2020, compared with 3.64% for the prior year. Average interest-earning assets increased $270.4 million in 2020 compared to the prior year. The average yield on interest- earning assets decreased 56 basis points while the average cost of interest-bearing liabilities decreased 25 basis points in 2020 when compared to the prior year.

Provisions for loan losses for the year ended December 31, 2020 totaled $4.2 million compared with $5.9 million for the prior year, a decrease of $1.7 million, or 28.8%. The decrease in provision for loan losses in 2020 was primarily due to a specific impairment of $4.2 million related to a participation interest in a commercial credit in the prior year. The Corporation is closely monitoring the loan portfolio for effects related to COVID-19. In 2020, the Company increased the allowance by $4.5 million for future estimated credit losses related to the COVID-19 pandemic, of which $4.0 million remains part of the allowance at year end.

Non-Interest Income:
Non-interest income for the year ended December 31, 2020 was $21.1 million compared with $20.1 million for the prior year, an increase of $1.1 million, or 5.2%. The increase was due primarily to increases of $1.5 million in net gains on sales of residential mortgage loans sold into the secondary market, $0.2 million in net gains on the sale of four commercial loans, three of which were non-performing, $0.4 million in interest rate swap fees earned, and a $0.6 million credit adjustment to Chemung Risk Management loss reserves, offset by a decrease of $1.3 million in service charges on deposit accounts primarily attributable to a decrease in NSF and overdraft fees as compared to the prior year.

Non-Interest Expense:
Non-interest expense for the year ended December 31, 2020 was $55.9 million compared with $55.7 million in the prior year, an increase of $0.2 million, or 0.4%. The increase was due primarily to increases of $0.8 million in salaries and wage expense, $0.5 million in FDIC insurance expense, and $0.4 million in loan expenses, offset by decreased spending across most other categories, including $0.4 million in furniture and equipment expenses, $0.3 million in marketing and advertising expenses, and $0.3 million in pension and other employee benefits, and a $0.5 million increase in the credit related to the net periodic pension and post- retirement benefits.

The increase in salaries and wage expense was primarily attributed to annual merit increases and an increase in commission and reward expenses. The increase in FDIC insurance expense was primarily attributed to the receipt of a $0.4 million credit in 2019 related to the Deposit Insurance Fund's (DIF) minimum reserve ratio assessment. The increase in loan expenses was primarily attributed to legal fees associated with a legal action taken by the Corporation related to the $4.2 million impairment of a commercial credit disclosed in the Corporations' Current Report on Form 8-K, dated September 12, 2019, and an increase in loan volume during 2020 when compared to the prior year. The decrease in furniture and equipment expenses was primarily attributed to normal depreciation and a reduction in one-time service contract expenditures. The decrease in marketing and advertising expenses was primarily attributed to the cancellation of directed marketing initiatives due to the COVID-19 pandemic. The decrease in pension and other employee benefits in 2020 was primarily attributed to a decrease in healthcare expenses when compared to the prior year. The increase in the credit related to the net periodic pension and post-retirement benefits was primarily due to a change in factors used to prepare annual actuarial estimates.

Income Tax Expense:
Income tax expense for the year ended December 31, 2020 was $4.6 million compared with $3.4 million for the prior year, an increase of $1.2 million in income tax expense. The effective tax rate for the year ended December 31, 2020 increased to 19.3% compared to 18.0% for the prior year. The increase in income tax expense was primarily due to an increase in pretax income.

4th Quarter 2020 vs 4th Quarter 2019

Net Interest Income:

Net interest income for the current quarter totaled $16.4 million compared to $15.2 million for the same period in the prior year, an increase of $1.2 million, or 7.9%, due primarily to increases of $0.8 million in interest income on loans, including fees, and $0.2 million in interest and dividend income on taxable securities, and a decrease of $0.6 million in total interest expense, offset by a decrease of $0.4 million in interest income on interest-earning deposits.

The increase in interest income on loans was due primarily to an increase of $0.9 million in interest income on commercial loans primarily attributable to a $219.2 million increase in average balances on commercial loans and the recognition of $1.6 million of PPP loan fees, partially offset by a decrease in commercial portfolio average yield due to a decrease in interest rates. Interest income on mortgage loans increased $0.3 million primarily due to an increase of $49.7 million in average balances on mortgage loans, partially offset by a decrease in average portfolio yield due to a decrease in interest rates. These increases were also offset by a decrease of $0.5 million in interest income on consumer loans which can be attributed to both decreases in average balances and average portfolio yield on consumer loans.

The increase in interest and dividend income on taxable securities was due primarily to an increase in average invested balances of $177.0 million. The decrease in interest income on interest-earning deposits was due primarily to the sharp drop in interest rates on overnight deposits with the average yield on interest-earning deposits declining from 1.84% in the fourth quarter of 2019 to 0.31% in the fourth quarter of 2020. The decrease in interest expense on deposits was due primarily to the decreases in average rates paid on interest-bearing checking, savings and money market products in response to the Federal Reserve's 50 and 100 basis points drop on overnight rates in March, 2020.

Fully taxable equivalent net interest margin was 3.06% for the fourth quarter 2020, compared to 3.56% for the same period in the prior year. Average interest-earning assets increased $439.1 million in the fourth quarter 2020 compared to the same period in the prior year. The average yield on interest-earning assets decreased 69 basis points in the fourth quarter of 2020, while the average cost of interest-bearing liabilities decreased 29 basis points, as compared to the same period in the prior year.

Non-Interest Income:

Non-interest income for the current quarter was $6.0 million compared to $5.1 million for the same period in the prior year, an increase of $0.9 million, or 17.0%. The increase was due primarily to increases of $0.5 million in net gains on sales of residential mortgage loans sold into the secondary market, $0.2 million in net gains on the sale of four commercial loans, three of which were non-performing, $0.1 million in change in fair value of equity investments, and $0.1 million in wealth management group fee income, offset by a decrease of $0.3 million in service charges on deposit accounts primarily attributable to a decrease in NSF and overdraft fees as compared to the same period in the prior year.

Non-Interest Expense:

Non-interest expense for the current quarter was $15.6 million compared to $14.9 million for the same period in the prior year, an increase of $0.7 million, or 5.0%. The increase can be mostly attributed to the establishment of a $0.7 million reserve for unresolved compliance matters, increases of $0.5 million in salaries and wage expense, and $0.2 million in FDIC insurance expense. These increases were offset by decreases of $0.3 million in professional services, $0.2 million in marketing and advertising expenses, and $0.2 million in furniture and equipment expenses. The increase in salaries and wage expense was primarily attributed to annual merit awards and commission and reward expenses. The increase in FDIC insurance was primarily due to the receipt of a $0.2 million credit in the fourth quarter of the prior year related to the Deposit Insurance Fund's (DIF) minimum reserve ratio assessment. The decrease in professional services was primarily due to the timing of various projects. The decrease in marketing and advertising expenses was primarily attributed to the cancellation of directed marketing initiatives due to the COVID-19 pandemic.

Income Tax Expense:

Income tax expense for the current quarter was $1.3 million compared to $1.0 million for the same period in the prior year, an increase of $0.3 million. The effective tax rate for the current quarter increased to 19.8% compared to 19.1% for the same period in the prior year. The increase in income tax expense was primarily due to an increase in pretax income.

4th Quarter 2020 vs 3rd Quarter 2020

Net Interest Income:

Net interest income for the current quarter totaled $16.4 million compared to $15.9 million for the prior quarter, an increase of $0.5 million, or 3.3%, due primarily to increases of $0.4 million in interest income and fees from loans, and $0.2 million in interest and dividend income on taxable securities, offset by a $0.1 million increase in interest expense on deposits.

The increase in interest income and fees from loans was primarily attributed to a $24.9 million increase in average loan balances in the fourth quarter. Also in the fourth quarter, the Corporation recorded $1.6 million in PPP fees, $0.7 million of which represented accelerated recognition of fees related to SBA loan forgiveness of $39.0 million in loan balances. This $1.6 million in fees represents a $0.4 million increase over the third quarter 2020. The increase in interest and dividend income on taxable securities can be primarily attributed to an increase in average invested balances of $118.6 million in the fourth quarter of 2020.

Fully taxable equivalent net interest margin was 3.06% in the current quarter compared to 3.20% in the prior quarter. Average interest-earning assets increased $158.8 million in the current quarter as compared to the prior quarter, while the average yield on interest-earning assets decreased 14 basis points from 3.37% in the prior quarter to 3.23% in the current quarter. The average cost of interest-bearing liabilities remained the same in the fourth quarter of 2020, compared to the prior quarter.

The Corporation continues to closely monitor the loan portfolio for effects related to the COVID-19 pandemic. Changes in governmental policies during the pandemic placed stress on certain industries while other industries initially anticipated to be highly impacted by the pandemic demonstrated resilience. As a result, the Corporation re-evaluated various qualitative factors used to calculate the provision. In addition the Corporation charged off one large commercial mortgage and one participating interest in a commercial credit. In 2020, the Company increased the allowance by $4.5 million for future estimated credit losses related to the COVID-19 pandemic, of which $4.0 million remains part of the allowance at year end. In the fourth quarter of 2020, the Corporation sold and released reserves for three non-performing commercial loans. Provision for loan losses for the current quarter totaled $0.3 million compared to $0.7 million for the prior quarter, a decrease of $0.4 million.

Non-Interest Income:

Non-interest income for the current quarter was $6.0 million compared to $5.3 million for the prior quarter, an increase of $0.7 million, or 11.9%. The increase can mostly be attributed to increases of $0.1 million in net gains on sales of residential mortgage loans sold into the secondary market, $0.2 million in net gains on the sale of four commercial loans, three of which were non-performing, $0.1 million in Wealth Management Group fee income, and $0.1 million in service charges on deposit accounts.

The increase in net gains on sales of loans held for sale was primarily due to an increase in residential mortgage loans originated and sold into the secondary market. The increase in Wealth Management Group fee income was primarily attributed to an increase in market value of assets under management and additional fee income from terminating trusts. The increase in service charges on deposit accounts was primarily attributed to an increase in NSF and overdraft fees.

Non-Interest Expense:

Non-interest expense for the current quarter was $15.6 million compared to $13.4 million for the prior quarter, an increase of $2.2 million, or 16.7%. The increase can be mostly attributed to increases of $1.4 million in other non-interest expense, $0.5 million in salaries and wage expense, $0.2 million in pension and other employee benefits, and $0.2 million in data processing expenses. The increase in other non-interest expense was primarily attributed to the establishment of a $0.7 million reserve for unresolved compliance matters, and increases of $0.4 million related to the termination of the lease of the now closed Owego, New York branch, and $0.2 million in charitable contributions. The increase in salaries and wage expense was primarily attributed to annual merit increases and an increase in commission and reward expenses. The increase in pension and other employee benefits was primarily attributed to the recapture of $0.2 million in health insurance expense in the third quarter. The increase in data processing expenses was primarily attributed to timing of various projects.

Income Tax Expense:

Income tax expense for the current quarter was $1.3 million compared to $1.5 million for the prior quarter, a decrease of $0.2 million in income tax expense. The effective tax rate for the current quarter decreased to 19.8% compared to 20.3% in the prior period.

Asset Quality

Non-performing loans totaled $10.0 million at December 31, 2020, or 0.65% of total loans, compared to $18.0 million at December 31, 2019, or 1.38% of total loans. Non-performing assets, which are comprised of non-performing loans and other real estate owned, were $10.2 million, or 0.45% of total assets, at December 31, 2020, compared to $18.5 million, or 1.04% of total assets, at December 31, 2019. The decrease in non-performing loans can mostly be attributed to the charge off of one large commercial mortgage in the second quarter of 2020, and one participating interest in a commercial credit in the fourth quarter of 2020. In the fourth quarter of 2020, the Corporation sold four commercial loans with total balances of $4.9 million, three of which were non-performing with total balances of $3.8 million. The decrease in non- performing assets can be attributed to the decrease in non-performing loans.

Management performs an ongoing assessment of the adequacy of the allowance for loan losses based upon a number of factors including an analysis of historical loss factors, collateral evaluations, recent charge-off experience, credit quality of the loan portfolio, current economic conditions and loan growth. Management continues to evaluate the potential impact of the COVID-19 pandemic as it relates to the loan portfolio. As part of this analysis, management identified what it believes to be higher risk loans through a detailed analysis of industry codes. Management increased certain allowance qualitative factors based on its assessment of the impact of the current pandemic on local, national, and global economic conditions as well as the perceived risks inherent in specific industries and credit characteristics during the first half of 2020. Based on this approach, the Corporation determined that a $0.5 million release of provision specifically related to the COVID-19 pandemic was appropriate in the fourth quarter of 2020. The total provision for loan losses for the fourth quarter of 2020 was $0.3 million, due to an increase in loan volume during the quarter. Net charge-offs for the fourth quarter of 2020 were $3.9 million, compared to $0.7 million for the fourth quarter of 2019.

The allowance for loan losses was $20.9 million at December 31, 2020 compared to $23.5 million at December 31, 2019. The allowance for loan losses was 210.25% of non-performing loans at December 31, 2020 compared to 130.38% at December 31, 2019. The ratio of the allowance for loan losses to total loans was 1.36% at December 31, 2020 compared to 1.79% at December 31, 2019. The ratio of the allowance for loan losses to total loans excluding PPP loans was 1.51% at December 31, 2020. The Corporation continues to closely monitor the loan portfolio for effects related to the COVID-19 pandemic. Changes in governmental policies during the pandemic placed stress on certain industries while other industries initially anticipated to be highly impacted by the pandemic demonstrated resilience. As a result, the Corporation re-evaluated various qualitative factors used to calculate the provision. The 2020 pandemic related provision was $4.5 million, of which $4.0 million remains part of the allowance at year end. In addition the Corporation charged off one large commercial mortgage and one participating interest in a commercial credit. In the fourth quarter of 2020, the Corporation sold and released reserves for three non-performing commercial loans.

Under Section 4013 of the Coronavirus Aid, Relief, and Economic Security Act (the "CARES Act"), "Temporary Relief from Troubled Debt Restructurings" loans less than 30 days past due as of December 31, 2019 will be considered current for COVID-19 related modifications and therefore will not be treated as TDRs.

On June 17, 2020 the New York legislature passed, and Governor Cuomo signed, new legislation which allows certain borrowers to extend the period of forbearance on a primary residence if financial hardship is demonstrated as a result of COVID-19. At its highest point as of May 31, 2020, total loan forbearances represented 15.77% of the Corporation's total loan portfolio. As of December 31, 2020, total loan forbearances decreased to 1.35% of the total loan portfolio.

COVID-19 Loan Modifications Outstanding As Of

	September 30, 2020		December 31, 2020

		Total Loan		Total Loan
	# Clients	Balance	# Clients	Balance

Commercial	31	$43.3 million	13	$19.8 million
Retail and Residential	43	$2.5 million	17	$0.9 million

The above reflects the uncertain economic situation whereby the initial response by customers prompted a quick reaction to the unknown potential impact of COVID-19 on their business. Subsequently, customers may have reassessed their financial position prior to finalization of a modification, either modifying deferral requests or withdrawing the request altogether. In some cases, customers continued to make payments on modified loans. Of these modifications, 100% were considered current prior to the forbearance and primarily reflect deferrals for 90 days.

Balance Sheet Activity

Total assets were $2.279 billion at December 31, 2020 compared to $1.788 billion at December 31, 2019, an increase of $491.6 million, or 27.5%. The increase can be mostly attributed to increases of $227.2 million in loans, net of deferred fees, $270.5 million in securities available for sale, at estimated fair value, $9.6 million in accrued interest receivable and other assets, and a decrease of $2.6 million in allowance for loan losses, offset by decreases of $17.6 million in interest- earning deposits in other financial institutions, $2.3 million in premises and equipment, and $1.0 million in loans held for sale.

The increase in loans was due primarily to the growth of $206.5 million in commercial loans and $51.1 million in residential mortgages, offset by a decrease of $30.3 million in consumer loans. $150.9 million of the increase in loans related to the PPP. The increase in securities available for sale can be mostly attributed to purchases of $329.9 million and an increase in the value of the portfolio of $10.4 million due to the decreases in interest rates, offset by $67.4 million in maturities and paydowns. The decrease in interest earning deposits was due primarily to the increase in investment securities and loans during 2020. The increase in other assets was due primarily to an increase of $8.2 million in interest rate swap assets.

Total liabilities were $2.080 billion at December 31, 2020 compared to $1.605 billion at December 31, 2019, an increase of $474.6 million, or 29.6%. The increase in total liabilities can primarily be attributed to increases of $465.6 million, or 29.6% in deposits, and $10.0 million in accrued interest payable and other liabilities, offset by a decrease of $0.8 million in operating lease liabilities.

The increase in deposits was due primarily to increases of $100.4 million in consumer deposits, $230.4 million in commercial deposits, and $134.9 million in public deposits. The increase in deposits was partially attributed to the collection of stimulus checks and PPP loan disbursements. The increase in accrued interest payable and other liabilities was due primarily to an increase of $8.2 million in interest rate swap liabilities. The decrease in operating lease liabilities includes a $0.2 million decrease due to the termination of the lease of the now closed Owego, New York branch.

Total shareholders’ equity was $199.7 million at December 31, 2020 compared to $182.6 million at December 31, 2019, an increase of $17.1 million, or 9.3%. The increase in retained earnings of $14.3 million was due primarily to net income of $19.3 million offset by $5.0 million in dividends declared. The increase in accumulated other comprehensive income of $8.2 million can mostly be attributed to an increase in the fair market value of the securities portfolio. Treasury stock increased $5.8 million primarily due to the Corporation's common stock repurchase program. As of December 31, 2020, all 250,000 shares have been repurchased at an average cost of $29.40 per share.

The total equity to total assets ratio was 8.76% at December 31, 2020 compared to 10.22% at December 31, 2019. The tangible equity to tangible assets ratio was 7.87% at December 31, 2020 compared to 9.07% at December 31, 2019. Book value per share increased to $42.53 at December 31, 2020 from $37.35 at December 31, 2019. As of December 31, 2020, the Bank’s capital ratios were in excess of those required to be considered well-capitalized under the regulatory framework for prompt corrective action.

Other Items

The market value of total assets under management or administration in our Wealth Management Group was $2.091 billion at December 31, 2020, including $305.5 million of assets under management or administration for the Corporation, compared to $1.915 billion at December 31, 2019, including $289.7 million of assets under management or administration for the Corporation, an increase of $175.5 million, or 9.2%. The increase in total assets under management or administration can be mostly attributed to an increase in the market value of total assets.

As previously announced on January 8, 2021, the Corporation announced that the Board of Directors approved a new stock repurchase program. Under the new repurchase program, the Corporation may repurchase up to 250,000 shares of its common stock, or approximately 5% of its then outstanding shares. The repurchase program permits shares to be repurchased in open market or privately negotiated transactions, through block trades, and pursuant to any trading plan that may be adopted in accordance with Rule 10b5-1 of the Securities and Exchange Commission. As of this press release, the Corporation has not initiated any repurchases under the new program.

As disclosed in the Corporation's August 20, 2020 Current Report on Form 8-K, the Corporation consolidated two branches November 20, 2020. The Big Flats, New York branch at 437 Maple Street, Big Flats, NY, was consolidated into the nearby Arnot Road Office at 29 Arnot Road, Horseheads, NY. The Owego, New York branch located at 1054 State Route 17C, Owego, New York, was consolidated into the nearby Owego branch office at 203 Main Street, Owego, New York.

Chemung Financial's COVID-19 Pandemic Update

The Corporation remained flexible with its COVID-19 response, adapting weekly to new micro-cluster zone restrictions and spiking positivity rates throughout our footprint. This flexibility allowed us to ensure a healthy and safe work environment for our colleagues, clients and the communities we assist. At all times, social distancing, sanitizing and facial coverings were required and at certain times, access to branches was limited or restricted. When the need arose to temporarily close a branch, impacted customers were directed to adjacent branches when possible, and offices were immediately deep-cleaned to ensure a safe work environment when employees and customers returned to work. At the date of this press release 29 of our 30 offices are open with normal business hours. The Corporation further assisted its customer base as the Paycheck Protection Program (PPP) moved forward with its Forgiveness phase, with the Small Business Administration (SBA) beginning to approve forgiveness applications on October 2, 2020. The Corporation is participating in the latest round of PPP, and began accepting applications on January 19, 2021, receiving a total of 250 applications for a total of $37.0 million, as of the date of this press release.

Management believes that the Corporation's liquidity position is strong. The Corporation uses a variety of resources to meet its liquidity needs. These include short term investments, cash flow from lending and investing activities, core- deposit growth and non-core funding sources, such as time deposits of $100,000 or more, FHLB advances, securities sold under agreements to repurchase, and other borrowings. As of December 31, 2020, the Corporation's cash and cash equivalents balance was $108.5 million. The Corporation also maintains an investment portfolio of securities available for sale, comprised primarily of mortgage-backed securities and municipal bonds. Although this portfolio generates interest income for the Corporation, it also serves as an available source of liquidity and capital if the need should arise. As of December 31, 2020, the Corporation's investment in securities available for sale was $554.6 million, $373.8 million of which was not pledged as collateral. Additionally, the Bank's unused borrowing capacity at the Federal Home Loan Bank of New York was $89.6 million, as of December 31, 2020. The Corporation did not experience excessive draws on available working capital lines of credit and home equity lines of credit during 2020 due to the COVID-19 crisis, nor has the Corporation experienced any significant or unusual activity related to customer reaction to the COVID-19 crisis that would create stress on the Corporation's liquidity position.

With respect to the Corporation's credit risk and lending activities, management has taken actions to identify and assess additional possible credit exposure due to the changing environment caused by the COVID-19 crisis based upon the industry types within our current loan portfolio. Lending risks, as mentioned, are being monitored by industry, based upon NAICS code, with specific attention being paid to those industries that may experience greater stress during this time.

The COVID-19 crisis is expected to continue to impact the Corporation's financial results, as well as demand for its services and products during 2021. The short and long-term implications of the COVID-19 crisis, and related monetary and fiscal stimulus measures on the Corporation's future revenues, earnings results, allowance for loan losses, capital reserves, and liquidity are uncertain at this time.

About Chemung Financial Corporation

Chemung Financial Corporation is a $2.3 billion financial services holding company headquartered in Elmira, New York and operates 30 retail offices through its principal subsidiary, Chemung Canal Trust Company, a full service community bank with trust powers. Established in 1833, Chemung Canal Trust Company is the oldest locally-owned and managed community bank in New York State. Chemung Financial Corporation is also the parent of CFS Group, Inc., a financial services subsidiary offering non-traditional services including mutual funds, annuities, brokerage services, tax preparation services and insurance, and Chemung Risk Management, Inc., a captive insurance company based in the State of Nevada.

This press release may be found at: www.chemungcanal.com under Investor Relations.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act, and the Private Securities Litigation Reform Act of 1995. The Corporation intends its forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in this press release. All statements regarding the Corporation's expected financial position and operating results, the Corporation's business strategy, the Corporation's financial plans, forecasted demographic and economic trends relating to the Corporation's industry and similar matters are forward-looking statements. These statements can sometimes be identified by the Corporation's use of forward-looking words such as "may," "will," "anticipate," "estimate," "expect," or "intend." The Corporation cannot promise that its expectations in such forward-looking statements will turn out to be correct. The Corporation's actual results could be materially different from expectations because of various factors, including changes in economic conditions or interest rates, credit risk, difficulties in managing the Corporation’s growth, competition, changes in law or the regulatory environment, including the Dodd-Frank Act, and changes in general business and economic trends.

As the result of the COVID-19 pandemic and the related adverse local and national economic consequences, the Company could be subject to any of the following additional risks, any of which could have a material, adverse effect on our business, financial condition, liquidity, and results of operations:

  demand for our products and services may decline, making it difficult to grow assets and income;

  if the economy is unable to substantially reopen, and high levels of unemployment continue for an extended period of time, loan delinquencies, problem assets, and foreclosures may increase, resulting in increased charges and reduced income;

  collateral for loans, especially real estate, may decline in value, which could cause loan losses to increase;

  our allowance for loan losses may have to be increased if borrowers experience financial difficulties beyond forbearance periods, which will adversely affect our net income;

  the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us;

  as the result of the decline in the Federal Reserve Board’s target federal funds rate to near 0%, the yield on our assets may decline to a greater extent than the decline in our cost of interest-bearing liabilities, reducing our net interest margin and spread and reducing net income;

  a material decrease in net income over several quarters could result in a decrease in the rate of our quarterly cash dividend;

  our cyber security risks are increased as the result of an increase in the number of employees working remotely;

  we rely on third party vendors for certain services and the unavailability of a critical service due to the COVID-19 outbreak could have an adverse effect on us; and

  FDIC premiums may increase if the agency experiences additional resolution costs.

Information concerning these and other factors can be found in the Corporation’s periodic filings with the Securities and Exchange Commission (“SEC”), including the 2019 Annual Report on Form 10-K. These filings are available publicly on the SEC's website at http://www.sec.gov, on the Corporation's website at http://www.chemungcanal.com or upon request from the Corporate Secretary at (607) 737-3746. Except as otherwise required by law, the Corporation undertakes no obligation to publicly update or revise its forward-looking statements, whether as a result of new information, future events, or otherwise.

Chemung Financial Corporation
Consolidated Balance Sheets (Unaudited)
	Dec. 31,	Sept. 30,	June 30,	March 31,	Dec. 31,
(in thousands)	2020	2020	2020	2020	2019

ASSETS
Cash and due from financial institutions	29,467	$35,327	$28,689	$27,522	$25,203
Interest-earning deposits in other financial institutions	79,071	114,575	126,473	116,936	96,701
Total cash and cash equivalents	108,538	149,902	155,162	144,458	121,904
Equity investments	2,542	2,291	2,169	1,999	2,174
Securities available for sale	554,611	396,300	317,061	299,075	284,090
Securities held to maturity	2,469	3,047	3,597	3,001	3,115
FHLB and FRB stocks, at cost	3,150	3,150	3,150	3,099	3,099
Total investment securities	560,230	402,497	323,808	305,175	290,304
Commercial	1,085,554	1,095,170	1,065,901	895,741	879,085
Mortgage	239,401	227,372	207,999	192,722	188,338
Consumer	211,508	215,951	224,098	231,998	241,796
Loans, net of deferred loan fees	1,536,463	1,538,493	1,497,998	1,320,461	1,309,219
Allowance for loan losses	(20,924)	(24,590)	(24,130)	(26,233)	(23,478)
Loans, net	1,515,539	1,513,903	1,473,868	1,294,228	1,285,741
Loans held for sale	170	2,059	1,491	801	1,185
Premises and equipment, net	20,119	20,891	21,395	21,781	22,417
Operating lease right-of-use assets	7,145	7,474	7,650	7,826	8,001
Goodwill	21,824	21,824	21,824	21,824	21,824
Other intangible assets, net	258	371	491	610	742
Accrued interest receivable and other assets	43,086	43,802	43,063	42,627	33,535
Total assets	$2,279,451	$2,165,014	$2,050,921	$1,841,329	$1,787,827

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Non-interest-bearing demand deposits	$620,423	$619,412	$616,736	$469,535	$468,238
Interest-bearing demand deposits	282,172	270,949	246,470	210,493	200,089
Money market accounts	603,583	579,574	538,006	544,024	530,241
Savings deposits	245,865	248,751	239,334	217,789	212,393
Time deposits	285,731	205,503	170,710	166,262	161,177
Total deposits	2,037,774	1,924,189	1,811,256	1,608,103	1,572,138
Advances and other debt	3,849	4,155	3,969	4,028	4,085
Operating lease liabilities	7,264	7,584	7,752	7,919	8,084
Accrued interest payable and other liabilities	30,865	32,081	33,355	30,832	20,893
Total liabilities	2,079,752	1,968,009	1,856,332	1,650,882	1,605,200
Shareholders' equity
Common stock	53	53	53	53	53
Additional-paid-in capital	46,764	46,892	46,758	46,754	46,382
Retained earnings	168,006	163,987	159,505	154,926	153,701
Treasury stock, at cost	(17,525)	(15,569)	(13,869)	(11,204)	(11,710)
Accumulated other comprehensive income (loss)	2,401	1,642	2,142	(82)	(5,799)
Total shareholders' equity	199,699	197,005	194,589	190,447	182,627
Total liabilities and shareholders' equity	$2,279,451	$2,165,014	$2,050,921	$1,841,329	$1,787,827
Period-end shares outstanding	4,695	4,746	4,804	4,905	4,889

Chemung Financial Corporation
Consolidated Statements of Income (Unaudited)
	Three Months Ended			Twelve Months Ended
	December 31,		Percent	December 31,		Percent
(in thousands, except per share data)	2020	2019	Change	2020	2019	Change
Interest and dividend income:
Loans, including fees	$15,319	$14,522	5.5	$59,089	$58,245	1.4
Taxable securities	1,646	1,440	14.3	6,004	5,265	14.0
Tax exempt securities	261	280	(6.8)	1,060	1,152	(8.0)
Interest-earning deposits	111	535	(79.3)	754	2,270	(66.8)
Total interest and dividend income	17,337	16,777	3.3	66,907	66,932	—
Interest expense:
Deposits	905	1,539	(41.2)	3,827	6,173	(38.0)
Borrowed funds	35	37	(5.4)	161	148	8.8
Total interest expense	940	1,576	(40.4)	3,988	6,321	(36.9)
Net interest income	16,397	15,201	7.9	62,919	60,611	3.8
Provision for loan losses	250	261	(4.2)	4,239	5,945	(28.7)
Net interest income after provision for loan losses	16,147	14,940	8.1	58,680	54,666	7.3
Non-interest income:
Wealth management group fee income	2,524	2,388	5.7	9,492	9,503	(0.1)
Service charges on deposit accounts	840	1,130	(25.7)	3,134	4,460	(29.7)
Interchange revenue from debit card transactions	1,079	991	8.9	4,068	4,104	(0.9)
Net gains on securities transactions	—	—	N/M	—	19	N/M
Change in fair value of equity investments	122	(25)	(588.0)	89	81	9.9
Net gains on sales of loans held for sale	814	102	698.0	1,730	248	597.6
Net gains (losses) on sales of other real estate owned	(8)	(12)	N/M	(79)	(99)	(20.2)
Income from bank owned life insurance	14	15	(6.7)	161	63	155.6
Other	590	517	14.1	2,529	1,694	49.3
Total non-interest income	5,975	5,106	17.0	21,124	20,073	5.2
Non-interest expense:
Salaries and wages	6,572	6,045	8.7	24,250	23,420	3.5
Pension and other employee benefits	1,458	1,414	3.1	5,553	5,902	(5.9)
Other components of net periodic pension and postretirement benefits	(255)	(118)	116.1	(1,017)	(541)	88.0
Net occupancy	1,479	1,500	(1.4)	5,885	5,969	(1.4)
Furniture and equipment	505	657	(23.1)	2,078	2,497	(16.8)
Data processing	1,946	1,968	(1.1)	7,576	7,386	2.6
Professional services	412	667	(38.2)	1,725	1,885	(8.5)
Amortization of intangible assets	113	144	(21.5)	484	609	(20.5)
Marketing and advertising	85	288	(70.5)	631	932	(32.3)
Other real estate owned expense	15	35	(57.1)	102	115	(11.3)
FDIC insurance	261	61	327.9	987	537	83.8
Loan expense	375	230	63.0	1,173	787	49.0
Other	2,631	1,960	34.2	6,508	6,198	5.0
Total non-interest expense	15,597	14,851	5.0	55,935	55,696	0.4
Income before income tax expense	6,525	5,195	25.6	23,869	19,043	25.3
Income tax expense	1,292	991	30.4	4,607	3,434	34.2
Net income	$5,233	$4,204	24.5	$19,262	$15,609	23.4
Basic and diluted earnings per share	$1.11	$0.87		$4.01	$3.21
Cash dividends declared per share	0.26	0.26		1.04	1.04
Average basic and diluted shares outstanding	4,702	4,879		4,802	4,869
N/M - Not Meaningful

						As of or for the
Chemung Financial Corporation	As of or for the Three Months Ended					Twelve Months Ended
Consolidated Financial Highlights (Unaudited)	Dec. 31,	Sept. 30,	June 30,	March 31,	Dec. 31,	Dec. 31,	Dec. 31,
(in thousands, except per share data)	2020	2020	2020	2020	2019	2020	2019
RESULTS OF OPERATIONS
Interest income	$17,337	$16,714	$16,472	$16,384	$16,777	$66,907	$66,932
Interest expense	940	845	881	1,322	1,576	3,988	6,321
Net interest income	16,397	15,869	15,591	15,062	15,201	62,919	60,611
Provision (credit) for loan losses	250	679	260	3,050	261	4,239	5,945
Net interest income after provision for loan losses	16,147	15,190	15,331	12,012	14,940	58,680	54,666
Non-interest income	5,975	5,339	5,080	4,730	5,106	21,124	20,073
Non-interest expense	15,597	13,362	13,227	13,749	14,851	55,935	55,696
Income before income tax expense	6,525	7,167	7,184	2,993	5,195	23,869	19,043
Income tax expense	1,292	1,456	1,357	502	991	4,607	3,434
Net income	$5,233	$5,711	$5,827	$2,491	$4,204	$19,262	$15,609
Basic and diluted earnings per share	$1.11	$1.19	$1.20	$0.51	$0.87	$4.01	$3.21
Average basic and diluted shares outstanding	4,702	4,773	4,850	4,895	4,879	4,802	4,869
PERFORMANCE RATIOS
Return on average assets	0.93%	1.08%	1.15%	0.55%	0.93%	0.94%	0.88%
Return on average equity	10.51%	11.56%	12.22%	5.32%	9.14%	9.94%	8.86%
Return on average tangible equity (a)	11.84%	13.03%	13.83%	6.04%	10.43%	11.24%	10.18%
Efficiency ratio (unadjusted) (f)	69.72%	63.00%	63.99%	69.47%	73.13%	66.56%	69.03%
Efficiency ratio (adjusted) (a) (b)	68.94%	62.19%	63.16%	68.50%	72.08%	65.71%	67.95%
Non-interest expense to average assets	2.76%	2.54%	2.62%	3.06%	3.28%	2.73%	3.16%
Loans to deposits	75.40%	79.96%	82.70%	82.11%	83.28%	75.40%	83.28%
YIELDS / RATES - Fully Taxable Equivalent
Yield on loans	3.96%	3.91%	4.06%	4.37%	4.43%	4.06%	4.50%
Yield on investments	1.37%	1.61%	1.58%	2.20%	2.29%	1.65%	2.37%
Yield on interest-earning assets	3.23%	3.37%	3.45%	3.86%	3.92%	3.46%	4.02%
Cost of interest-bearing deposits	0.26%	0.26%	0.28%	0.46%	0.55%	0.31%	0.56%
Cost of borrowings	3.52%	3.54%	0.82%	3.58%	3.58%	1.65%	3.53%
Cost of interest-bearing liabilities	0.27%	0.27%	0.29%	0.47%	0.56%	0.32%	0.57%
Interest rate spread	2.96%	3.10%	3.16%	3.39%	3.36%	3.14%	3.45%
Net interest margin, fully taxable equivalent	3.06%	3.20%	3.26%	3.55%	3.56%	3.25%	3.64%
CAPITAL
Total equity to total assets at end of period	8.76%	9.10%	9.49%	10.34%	10.22%	8.76%	10.22%
Tangible equity to tangible assets at end of period (a)	7.87%	8.16%	8.49%	9.24%	9.07%	7.87%	9.07%
Book value per share	$42.53	$41.51	$40.51	$38.83	$37.35	$42.53	$37.35
Tangible book value per share (a)	37.83	36.83	35.86	34.25	32.74	37.83	32.74
Period-end market value per share	33.95	28.87	27.30	32.98	42.50	33.95	42.50
Dividends declared per share	0.26	0.26	0.26	0.26	0.26	1.04	1.04
AVERAGE BALANCES
Loans and loans held for sale (c)	$1,540,618	$1,515,762	$1,456,080	$1,310,342	$1,303,349	$1,456,096	$1,296,426
Interest earning assets	2,144,891	1,986,043	1,931,107	1,715,562	1,705,766	1,945,062	1,674,668
Total assets	2,249,949	2,094,114	2,032,729	1,807,753	1,798,385	2,046,786	1,764,401
Deposits	2,009,211	1,853,557	1,776,275	1,588,147	1,581,645	1,807,478	1,558,164
Total equity	198,036	196,569	191,853	188,427	182,522	193,741	176,138
Tangible equity (a)	175,894	174,302	169,464	165,911	159,889	171,413	153,278
ASSET QUALITY
Net charge-offs	$3,915	$219	$2,363	$294	$706	$6,792	$1,411
Non-performing loans (d)	9,952	15,726	17,280	17,948	18,008	9,952	18,008
Non-performing assets (e)	10,189	16,311	17,573	18,328	18,525	10,189	18,525
Allowance for loan losses	20,924	24,590	24,130	26,233	23,478	20,924	23,478
Annualized net charge-offs to average loans	1.01%	0.06%	0.65%	0.09%	0.21%	0.47%	0.11%
Non-performing loans to total loans	0.65%	1.02%	1.15%	1.36%	1.38%	0.65%	1.38%
Non-performing assets to total assets	0.45%	0.75%	0.86%	1.00%	1.04%	0.45%	1.04%
Allowance for loan losses to total loans	1.36%	1.60%	1.61%	1.99%	1.79%	1.36%	1.79%
Allowance for loan losses to non-performing loans	210.25%	156.36%	139.64%	146.16%	130.38%	210.25%	130.38%

(a) See the GAAP to Non-GAAP reconciliations.
(b) Efficiency ratio (adjusted) is non-interest expense less amortization of intangible assets less legal reserve divided by the total of fully taxable equivalent net interest income plus non-interest income less net gains or losses on securities transactions.
(c)  Loans and loans held for sale do not reflect the allowance for loan losses.
(d)  Non-performing loans include non-accrual loans only.
(e)  Non-performing assets include non-performing loans plus other real estate owned.
(f)  Efficiency ratio (unadjusted) is non-interest expense divided by the total of net interest income plus non-interest income.

Chemung Financial Corporation
Average Consolidated Balance Sheets & Net Interest Income Analysis and Rate/Volume Analysis of Net Interest Income (Unaudited)

	Three Months Ended			Three Months Ended			Three Months Ended
	December 31, 2020			December 31, 2019			December 31, 2020 vs. 2019

	Average		Yield /	Average		Yield /	Total	Due to	Due to
	Balance	Interest	Rate	Balance	Interest	Rate	Change	Volume	Rate
(in thousands)
Interest earning assets:
Commercial loans	$1,092,236	$11,010	4.01%	$872,992	$10,066	4.57%	$944	$2,290	$(1,346)
Mortgage loans	236,461	2,123	3.57%	186,780	1,775	3.77%	348	447	(99)
Consumer loans	211,921	2,208	4.14%	243,577	2,708	4.41%	(500)	(340)	(160)
Taxable securities	419,871	1,651	1.56%	242,828	1,446	2.36%	205	808	(603)
Tax-exempt securities	41,075	322	3.12%	44,240	345	3.09%	(23)	(26)	3
Interest-earning deposits	143,327	112	0.31%	115,349	535	1.84%	(423)	105	(528)
Total interest earning assets	2,144,891	17,426	3.23%	1,705,766	16,875	3.92%	551	3,284	(2,733)
Non- interest earnings assets:
Cash and due from banks	24,826			26,322
Other assets	104,664			90,454
Allowance for loan losses	(24,432)			(24,157)
Total assets	$2,249,949			$1,798,385

Interest-bearing liabilities:
Interest-bearing checking	$290,951	$72	0.10%	$207,878	$214	0.41%	$(142)	$63	$(205)
Savings and money market	864,540	281	0.13%	741,044	694	0.37%	(413)	99	(512)
Time deposits	239,262	552	0.92%	163,170	631	1.53%	(79)	228	(307)
Long-term advances and other debt	3,961	35	3.52%	4,104	37	3.58%	(2)	(1)	(1)
Total int.-bearing liabilities	1,398,714	940	0.27%	1,116,196	1,576	0.56%	(636)	389	(1,025)

Non-interest-bearing liabilities:
Demand deposits	614,458			469,553
Other liabilities	38,741			30,114
Total liabilities	2,051,913			1,615,863
Shareholders' equity	198,036			182,522
Total liabilities and shareholders' equity	$2,249,949			$1,798,385

Fully taxable equivalent net interest income		16,486			15,299		$1,187	$2,898	$(1,711)

Net interest rate spread (1)			2.96%			3.36%
Net interest margin, fully taxable equivalent (2)			3.06%			3.56%
Taxable equivalent adjustment		(89)			(98)
Net interest income		$16,397			$15,201

(1)  Net interest rate spread is the difference in the average yield on interest-earning assets less the average rate on interest-bearing liabilities.
(2)  Net interest margin is the ratio of fully taxable equivalent net interest income divided by average interest-earning assets.

Chemung Financial Corporation
Average Consolidated Balance Sheets & Net Interest Income Analysis and Rate/Volume Analysis of Net Interest Income (Unaudited)

	Twelve Months Ended December 31, 2020			Twelve Months Ended December 31, 2019			Twelve Months Ended December 31, 2020 vs. 2019
(in thousands)	Average Balance	Interest	Yield / Rate	Average Balance	Interest	Yield / Rate	Total Change	Due to Volume	Due to Rate
Interest earning assets:
Commercial loans	$1,020,292	$41,936	4.11%	$862,479	$40,250	4.67%	$1,686	$6,870	$(5,184)
Mortgage loans	211,929	7,885	3.72%	183,696	6,998	3.81%	887	1,056	(169)
Consumer loans	223,875	9,358	4.18%	250,251	11,133	4.45%	(1,775)	(1,127)	(648)
Taxable securities	307,933	6,012	1.95%	230,263	5,276	2.29%	736	1,601	(865)
Tax-exempt securities	41,582	1,306	3.14%	47,464	1,408	2.97%	(102)	(180)	78
Interest-earning deposits	139,451	755	0.54%	100,515	2,270	2.26%	(1,515)	658	(2,173)
Total interest earning assets	1,945,062	67,252	3.46%	1,674,668	67,335	4.02%	(83)	8,878	(8,961)
Non-interest earnings assets:
Cash and due from banks	25,040			25,976
Other assets	101,379			84,643
Allowance for loan losses	(24,695)			(20,886)
Total assets	$2,046,786			$1,764,401
Interest-bearing liabilities:
Interest-bearing checking	$246,133	$334	0.14%	$191,759	$767	0.40%	$(433)	$172	$(605)
Savings and money market	797,287	1,282	0.16%	739,417	3,073	0.42%	(1,791)	232	(2,023)
Time deposits	190,072	2,211	1.16%	164,604	2,333	1.42%	(122)	337	(459)
Long-term advances and other debt	9,729	161	1.65%	4,187	148	3.53%	13	122	(109)
Total int.-bearing liabilities	1,243,221	3,988	0.32%	1,099,967	6,321	0.57%	(2,333)	863	(3,196)
Non-interest-bearing liabilities:
Demand deposits	573,986			462,384
Other liabilities	35,838			25,912
Total liabilities	1,853,045			1,588,263
Shareholders' equity	193,741			176,138
Total liabilities and shareholders' equity	$2,046,786			$1,764,401
Fully taxable equivalent net interest income		63,264			61,014		$2,250	$8,015	$(5,765)

Net interest rate spread (1)			3.14%			3.45%
Net interest margin, fully taxable equivalent (2)			3.25%			3.64%
Taxable equivalent adjustment		(345)			(403)
Net interest income		$62,919			$60,611

(1) Net interest rate spread is the difference in the average yield on interest-earning assets less the average rate on interest-bearing liabilities
(2) Net interest margin is the ratio of fully taxable equivalent net interest income divided by average interest-earning assets.

Chemung Financial Corporation

GAAP to Non-GAAP Reconciliations (Unaudited)

The Corporation prepares its Consolidated Financial Statements in accordance with GAAP. See the Corporation’s unaudited consolidated balance sheets and statements of income contained within this press release. That presentation provides the reader with an understanding of the Corporation’s results that can be tracked consistently from period-to-period and enables a comparison of the Corporation’s performance with other companies’ GAAP financial statements.

In addition to analyzing the Corporation’s results on a reported basis, management uses certain non-GAAP financial measures, because it believes these non-GAAP financial measures provide information to investors about the underlying operational performance and trends of the Corporation and, therefore, facilitate a comparison of the Corporation with the performance of its competitors. Non-GAAP financial measures used by the Corporation may not be comparable to similarly named non-GAAP financial measures used by other companies.

The SEC has adopted Regulation G, which applies to all public disclosures, including earnings releases, made by registered companies that contain “non-GAAP financial measures.” Under Regulation G, companies making public disclosures containing non-GAAP financial measures must also disclose, along with each non-GAAP financial measure, certain additional information, including a reconciliation of the non-GAAP financial measure to the closest comparable GAAP financial measure and a statement of the Corporation’s reasons for utilizing the non-GAAP financial measure as part of its financial disclosures. The SEC has exempted from the definition of “non-GAAP financial measures” certain commonly used financial measures that are not based on GAAP. When these exempted measures are included in public disclosures, supplemental information is not required. The following measures used in this Report, which are commonly utilized by financial institutions, have not been specifically exempted by the SEC and may constitute "non-GAAP financial measures" within the meaning of the SEC's rules, although we are unable to state with certainty that the SEC would so regard them.

Fully Taxable Equivalent Net Interest Income and Net Interest Margin

Net interest income is commonly presented on a tax-equivalent basis. That is, to the extent that some component of the institution's net interest income, which is presented on a before-tax basis, is exempt from taxation (e.g., is received by the institution as a result of its holdings of state or municipal obligations), an amount equal to the tax benefit derived from that component is added to the actual before-tax net interest income total. This adjustment is considered helpful in comparing one financial institution's net interest income to that of other institutions or in analyzing any institution’s net interest income trend line over time, to correct any analytical distortion that might otherwise arise from the fact that financial institutions vary widely in the proportions of their portfolios that are invested in tax-exempt securities, and that even a single institution may significantly alter over time the proportion of its own portfolio that is invested in tax-exempt obligations. Moreover, net interest income is itself a component of a second financial measure commonly used by financial institutions, net interest margin, which is the ratio of net interest income to average interest-earning assets. For purposes of this measure as well, fully taxable equivalent net interest income is generally used by financial institutions, as opposed to actual net interest income, again to provide a better basis of comparison from institution to institution and to better demonstrate a single institution’s performance over time. The Corporation follows these practices.

	As of or for the Three Months Ended					As of or for the Twelve Months Ended
(in thousands, except ratio data)	Dec. 31, 2020	Sept. 30, 2020	June 30, 2020	March 31, 2020	Dec. 31, 2019	Dec. 31, 2020	Dec. 31, 2019
NET INTEREST MARGIN - FULLY TAXABLE EQUIVALENT
Net interest income (GAAP)	$16,397	$15,869	$15,591	$15,062	$15,201	$62,919	$60,611
Fully taxable equivalent adjustment	89	85	84	86	98	345	403
Fully taxable equivalent net interest income (non-GAAP)	$16,486	$15,954	$15,675	$15,148	$15,299	$63,264	$61,014
Average interest-earning assets (GAAP)	$2,144,891	$1,986,043	$1,931,107	$1,715,562	$1,705,766	$1,945,062	$1,674,668
Net interest margin - fully taxable equivalent (non-GAAP)	3.06%	3.20%	3.26%	3.55%	3.56%	3.25%	3.64%

Efficiency Ratio

The unadjusted efficiency ratio is calculated as non-interest expense divided by total revenue (net interest income and non- interest income). The adjusted efficiency ratio is a non-GAAP financial measure which represents the Corporation’s ability to turn resources into revenue and is calculated as non-interest expense divided by total revenue (fully taxable equivalent net interest income and non-interest income), adjusted for one-time occurrences and amortization. This measure is meaningful to the Corporation, as well as investors and analysts, in assessing the Corporation’s productivity measured by the amount of revenue generated for each dollar spent.

	As of or for the Three Months Ended					As of or for the Twelve Months Ended
(in thousands, except ratio data)	Dec. 31, 2020	Sept. 30, 2020	June 30, 2020	March 31, 2020	Dec. 31, 2019	Dec. 31, 2020	Dec. 31, 2019
EFFICIENCY RATIO Net interest income (GAAP)	$16,397	$15,869	$15,591	$15,062	$15,201	$62,919	$60,611
Fully taxable equivalent adjustment	89	85	84	86	98	345	403
Fully taxable equivalent net interest income (non-GAAP)	$16,486	$15,954	$15,675	$15,148	$15,299	$63,264	$61,014
Non-interest income (GAAP)	$5,975	$5,339	$5,080	$4,730	$5,106	$21,124	$20,073
Less: net (gains) losses on security transactions	—	—	—	—	—	—	(19)
Adjusted non-interest income (non-GAAP)	$5,975	$5,339	$5,080	$4,730	$5,106	$21,124	$20,054
Non-interest expense (GAAP)	$15,597	$13,362	$13,227	$13,749	$14,851	$55,935	$55,696
Less: amortization of intangible assets	(113)	(120)	(119)	(132)	(144)	(484)	(609)
Adjusted non-interest expense (non-GAAP)	$15,484	$13,242	$13,108	$13,617	$14,707	$55,451	$55,087
Efficiency ratio (unadjusted)	69.72%	63.00%	63.99%	69.47%	73.13%	66.56%	69.03%
Efficiency ratio (adjusted)	68.94%	62.19%	63.16%	68.50%	72.08%	65.71%	67.95%

Tangible Equity and Tangible Assets (Period-End)

Tangible equity, tangible assets, and tangible book value per share are each non-GAAP financial measures. Tangible equity represents the Corporation’s stockholders’ equity, less goodwill and intangible assets. Tangible assets represents the Corporation’s total assets, less goodwill and other intangible assets. Tangible book value per share represents the Corporation’s tangible equity divided by common shares at period-end. These measures are meaningful to the Corporation, as well as investors and analysts, in assessing the Corporation’s use of equity.

	As of or for the Three Months Ended					As of or for the Twelve Months Ended
(in thousands, except per share and ratio data)	Dec. 31, 2020	Sept. 30, 2020	June 30, 2020	March 31, 2020	Dec. 31, 2019	Dec. 31, 2020	Dec. 31, 2019
TANGIBLE EQUITY AND TANGIBLE ASSETS (PERIOD END)
Total shareholders' equity (GAAP)	$199,699	$197,005	$194,589	$190,447	$182,627	$199,699	$182,627
Less: intangible assets	(22,082)	(22,195)	(22,315)	(22,434)	(22,566)	(22,082)	(22,566)
Tangible equity (non-GAAP)	$177,617	$174,810	$172,274	$168,013	$160,061	$177,617	$160,061
Total assets (GAAP)	$2,279,451	$2,165,014	$2,050,921	$1,841,329	$1,787,827	$2,279,451	$1,787,827
Less: intangible assets	(22,082)	(22,195)	(22,315)	(22,434)	(22,566)	(22,082)	(22,566)
Tangible assets (non-GAAP)	$2,257,369	$2,142,819	$2,028,606	$1,818,895	$1,765,261	$2,257,369	$1,765,261
Total equity to total assets at end of period (GAAP)	8.76%	9.10%	9.49%	10.34%	10.22%	8.76%	10.22%
Book value per share (GAAP)	$42.53	$41.51	$40.51	$38.83	$37.35	$42.53	$37.35
Tangible equity to tangible assets at end of period (non-GAAP)	7.87%	8.16%	8.49%	9.24%	9.07%	7.87%	9.07%
Tangible book value per share (non-GAAP)	$37.83	$36.83	$35.86	$34.25	$32.74	$37.83	$32.74

Tangible Equity (Average)

Average tangible equity and return on average tangible equity are each non-GAAP financial measures. Average tangible equity represents the Corporation’s average stockholders’ equity, less average goodwill and intangible assets for the period. Return on average tangible equity measures the Corporation’s earnings as a percentage of average tangible equity. These measures are meaningful to the Corporation, as well as investors and analysts, in assessing the Corporation’s use of equity.

	As of or for the Three Months Ended					As of or for the Twelve Months Ended
(in thousands, except ratio data)	Dec. 31, 2020	Sept. 30, 2020	June 30, 2020	March 31, 2020	Dec. 31, 2019	Dec. 31, 2020	Dec. 31, 2019
TANGIBLE EQUITY (AVERAGE) Total average shareholders' equity (GAAP)	$198,036	$196,569	$191,853	$188,427	$182,522	$193,741	$176,138
Less: average intangible assets	(22,142)	(22,267)	(22,389)	(22,516)	(22,633)	(22,328)	(22,860)
Average tangible equity (non-GAAP)	$175,894	$174,302	$169,464	$165,911	$159,889	$171,413	$153,278
Return on average equity (GAAP)	10.51%	11.56%	12.22%	5.32%	9.14%	9.94%	8.86%
Return on average tangible equity (non-GAAP)	11.84%	13.03%	13.83%	6.04%	10.43%	11.24%	10.18%

Adjustments for Certain Items of Income or Expense

In addition to disclosures of certain GAAP financial measures, including net income, EPS, ROA, and ROE, we may also provide comparative disclosures that adjust these GAAP financial measures for a particular period by removing from the calculation thereof the impact of certain transactions or other material items of income or expense occurring during the period, including certain nonrecurring items. The Corporation believes that the resulting non-GAAP financial measures may improve an understanding of its results of operations by separating out any such transactions or items that may have had a disproportionate positive or negative impact on the Corporation’s financial results during the particular period in question. In the Corporation’s presentation of any such non-GAAP (adjusted) financial measures not specifically discussed in the preceding paragraphs, the Corporation supplies the supplemental financial information and explanations required under Regulation G.

	As of or for the Three Months Ended					As of or for the Twelve Months Ended
(in thousands, except per share and ratio data)	Dec. 31, 2020	Sept. 30, 2020	June 30, 2020	March 31, 2020	Dec. 31, 2019	Dec. 31, 2020	Dec. 31, 2019
NON-GAAP NET INCOME Reported net income (GAAP)	$5,233	$5,711	$5,827	$2,491	$4,204	$19,262	$15,609
Net (gains) losses on security transactions (net of tax)	—	—	—	—	—	—	(14)
Net income (non-GAAP)	$5,233	$5,711	$5,827	$2,491	$4,204	$19,262	$15,595
Average basic and diluted shares outstanding	4,702	4,773	4,850	4,895	4,879	4,802	4,869

Reported basic and diluted earnings per share (GAAP)	$1.11	$1.19	$1.20	$0.51	$0.87	$4.01	$3.21
Reported return on average assets (GAAP)	0.93%	1.08%	1.15%	0.55%	0.93%	0.94%	0.88%
Reported return on average equity (GAAP)	10.51%	11.56%	12.22%	5.32%	9.14%	9.94%	8.86%

Basic and diluted earnings per share (non-GAAP)	$1.11	$1.19	$1.20	$0.51	$0.87	$4.01	$3.20
Return on average assets (non-GAAP)	0.93%	1.08%	1.15%	0.55%	0.93%	0.94%	0.88%
Return on average equity (non-GAAP)	10.51%	11.56%	12.22%	5.32%	9.14%	9.94%	8.85%

Category: Financial

Source: Chemung Financial Corp

For further information contact:
Karl F. Krebs, EVP and CFO
kkrebs@chemungcanal.com
Phone: 607-737-3714